Code of Ethics

January 1, 2026

The Code of Ethics (“Code”) of Lowe, Brockenbrough & Co. (DBA “Brockenbrough”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a Code of Ethics which, among other things, sets forth the standards of business conduct required of their Access Persons and requires those persons to comply with Federal Securities Laws as defined in this Code.

1.	Code of Conduct and Conflict of Interest Policy

Brockenbrough strives to create and maintain a work environment in which people are treated with dignity, decency and respect. The environment of the company should be characterized by mutual trust and the absence of intimidation, oppression and exploitation. Brockenbrough will not tolerate unlawful discrimination or harassment of any kind. Through enforcement of this policy and by education of employees, Brockenbrough will seek to prevent, correct and discipline behavior that violates this policy.

All employees, regardless of their positions, are covered by and are expected to comply with this policy and to take appropriate measures to ensure that prohibited conduct does not occur. Appropriate disciplinary action will be taken against any employee who violates this policy. Based on the seriousness of the offense, disciplinary action may include verbal or written reprimand, suspension, or termination of employment.

Managers and supervisors who knowingly allow or tolerate discrimination, harassment or retaliation, including the failure to immediately report such misconduct to the firm’s Executive Committee are in violation of this policy and subject to discipline.

It is the policy of Brockenbrough that all employees shall act in a manner consistent with their fiduciary duty and shall avoid situations in which their financial or other relationships with each other or with outside entities could create an actual, apparent or potential conflict of interest or cause harm to the Firm or its Clients.

This Code establishes rules of conduct for all employees of Brockenbrough and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Brockenbrough and its employees owe a fiduciary duty to Brockenbrough's Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

1

This Code is designed to ensure that the high ethical standards long maintained by Brockenbrough continue to be applied. The purpose of the Code is to preclude activities that may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Brockenbrough and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Brockenbrough has an affirmative duty of utmost good faith to act solely in the best interest of its Clients.

Brockenbrough and its employees are subject to the following specific fiduciary obligations when dealing with Clients:

  the duty to have a reasonable, independent basis for the investment advice provided;
  the duty to obtain best execution for a Client’s transactions where the Firm is in a position to direct brokerage transactions for the Client;
  the duty to ensure that investment advice is suitable to meeting the Client’s individual objectives, needs and circumstances; and
  a duty to be loyal to Clients and not take inappropriate advantage of the Firm's position.

Conflicts of interest may arise in any fiduciary relationship, and particularly within the financial services industry. Brockenbrough addresses specific conflicts of interest in our Brochure Supplement, ADV 2A which is available upon request and online with the SEC at https://adviserinfo.sec.gov/firm/summary/105142.

In meeting its fiduciary responsibilities to its Clients, Brockenbrough expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Brockenbrough. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Brockenbrough.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Brockenbrough in their conduct.

Employees are required to formally disclose the existence of an actual or possible conflict of interest and are urged to seek the advice of the CCO, Director of Compliance, or designee, for any questions about the Code or the application of the Code to their individual circumstances.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: all Brockenbrough employees. Interns that the firm may hire will typically be considered Access Persons, but the CCO, Director of Compliance, or designee retains the right to change this based on an intern’s access.
B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with
2

a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.
E.	Client Any of your firm’s investment advisory clients. This term includes clients from which your firm receives no compensation, such as family members of your supervised persons.
F.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) Title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.
G.	Fund(s) means the current or future private investment fund(s) for which the Adviser provides investment advisory services, each one a Fund, and collectively, the Funds.
H.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).
I.	Investor means investors in, or beneficial owners of, the Fund(s).
J.	Limited Offering is a private offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the Adviser are included in the term Limited Offering.
K.	Purchase or Sale of a Security includes any buying or selling of a security, including among other things, an option transaction to purchase or sell a security.
L.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and the Investment Company Act of 1940, Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by open-end funds.
3

M.	Account Types
•	REPORTABLE ACCOUNT: A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stock and ETFs.
•	DISCRETIONARY ACCOUNT - EXTERNALLY MANAGED: A Discretionary - Externally Managed account is one in which you, or an immediate family member, have delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for Discretionary - Externally Managed accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for Discretionary - Externally Managed accounts.
•	DISCRETIONARY ACCOUNT - INTERNALLY MANAGED: A Discretionary - Internally Managed account is one in which you, or an immediate family member, have delegated control over the account to the Adviser. Statements are required for Discretionary - Internally Managed accounts.
•	NONREPORTABLE ACCOUNT: Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member have the ability to exercise direct or indirect control.
•	PRIVATE OR LIMITED OFFERINGS: A private or limited offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

3.	Substantive Restrictions
A.	Blackout Period. Supervised persons are required to adhere to Brockenbrough’s policy concerning restricted trading periods that may be in place from time to time. This policy may prohibit supervised persons from engaging in transactions in securities on Brockenbrough's blackout list until the stated blackout period has elapsed.

No access person shall purchase or sell, directly or indirectly, any security (as described in Section 4 of the pre-clearance policy) on a day during which any client has a pending buy or sell order in that same security until that order is executed or withdrawn. Any access person directly executing trades with a custodian must verify with Firm trading desk prior to placing the trade that there are no pending orders of a client in the same security.

B.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval of the CCO, Director of Compliance, or designee. Any such approval will take into account, among other
4

factors, whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered to such person because of his or her position with the Adviser. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Fund. Any decision to acquire the issuer’s securities on behalf of a Fund shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a public company without the approval of the CCO, Director of Compliance, or designee.
D.	Short Swing Profits. Access Persons should not engage in frequent or short-term trading. The CCO and/or designee monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO, Director of Compliance, or designee will use discretion in resolving the situation with the Access Person.
E.	Gift and Entertainment Policy. Any gift or form of entertainment given or received by an Access Person must follow the policies and procedures described in the Compliance Manual.
F.	Political Contributions. Access Persons may not make political contributions to state or local candidates or PACs for state or local elections without pre-approval from the CCO, Director of Compliance, or designee. A Political Contribution approval request must be submitted to the CCO, Director of Compliance, or designee. (Please refer to the “Political Contributions” Section in the Adviser’s Compliance Manual.)
G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO, Director of Compliance, or designee; and, where appropriate, information wall procedures may be utilized to mitigate or avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or us or which would impair their ability to discharge their duties with respect to the Adviser and its Clients.
H.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or Investor over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manual designed to detect, prevent or mitigate such conflicts.
I.	Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the board of directors of publicly traded companies, or in any similar capacity. In the event such a request is approved, information wall procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with the Adviser or with respect to a family member, an Access Person must receive approval from the CCO, Director of Compliance, or designee to serve as a trustee, executor or fiduciary or on a creditor’s committee.
J.	Forfeitures. If there is a violation of paragraphs A, B, C , D or E, above, the CCO, Director of Compliance, or designee may determine whether any profits should be forfeited and
5

may be paid to an appropriate charity as determined by the CCO, Director of Compliance, or designee. The CCO, Director of Compliance, or designee will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

K.	Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO, Director of Compliance, or designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.
L.	Waivers. CCO, Director of Compliance, or designee may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.
M.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO, Director of Compliance, or designee, and instruct their brokers to provide timely duplicate account statements and confirms to the CCO, Director of Compliance, or designee.
4.	Pre-Approval, Trade Clearance, and Reporting Procedures
A.	Pre-approval. Access Persons must pre-approve the following transactions with the CCO, Director of Compliance, or designee:
•	Acquisition of any securities issued as part of an IPO; and
•	Purchases of interests in a Limited Offering or private partnership.

B.	Pre-approval is not required for:
•	Accounts managed by a third-party;
•	Purchases or sales of exchange traded funds (ETFs);

•	Purchases or sales of open-ended mutual funds;
•	Purchases or sales of cryptocurrencies;
•	Purchases in an automatic plan and/or reinvestments;
•	Purchases or sales of currencies, currency futures, interest rate futures, index futures, or options of such;
•	Fixed-income securities;
6

•	Private Funds managed by Brockenbrough1;
•	Equity trades and options, so long as there is no conflict with client trades.

Access Persons should consult the CCO, Director of Compliance, or designee if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, Director of Compliance, or designee, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Trade Clearance.

As set forth above, pre-approval is not required for equity trades and options, so long as there is no conflict with client trades.  Access Persons must obtain trade clearance for equity trades and options by checking with the Portfolio Management team prior to executing transactions to ensure no client trades will be impacted. To check with the Portfolio Management team, Access Persons are required to submit their personal trade information to tradeclearance@brockenbroughinc.com.

Personal trades must be executed on the day trade clearance is requested and provided; if trade clearance is not obtained and/or the trade is not executed, the Access Persons must resubmit the request.

The trade clearance requirements set forth herein apply to all Access Persons’ reportable accounts, as defined above..

Failure to abide by the trade clearance requirements will result in disciplinary action to be determined by Compliance and/or the Executive Committee. Disciplinary actions may include, but are not limited to, written and/or verbal warning, monetary sanctions, and/or the suspension of personal trading.

D.	Required Reports.
•	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO, Director of Compliance, or designee a holdings report: (i) within 10 days of becoming an Access Person, and (ii) annually, within 30 days after the calendar year-end.

Holdings reports must contain the following information:

o	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each

1 Pre-approval of investments by Access Persons in private funds managed by Brockenbrough is documented by the General Partner’s acceptance of the investment. Access Persons are not required to follow any additional procedures to obtain pre-approval.

7

Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

o	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and
o	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for holdings reports if submitted in a timely manner. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

•	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO, Director of Compliance, or designee covering all transactions in Reportable Securities.

Transactions reports must contain the following information:

o	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
o	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
o	the price of the security at which the transaction was effected;
o	the name of the broker, dealer or bank with or through which the transaction was effected; and
o	the date the Access Person submits the report.

Brokerage account statements containing all required information may be substituted for account feeds if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

E.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.D. of this Code apply to all transactions in Reportable Securities other than:
•	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and
•	transactions effected pursuant to an Automatic Investment Plan or DRIP.
8

Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.

Granting third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. The Adviser will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they’ve granted third-party discretionary investment authority over, including:

•	Evaluating the relationship between the Access Person and the person managing the account;
•	Requesting completion of periodic certifications by the Access Person or third-party managers regarding the Access Person’s influence over the account;
•	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
•	Periodically requesting statements for accounts managed by third parties where there is no identified direct or indirect influence or control over the investment decisions in an account.

If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO, Director of Compliance, or designee. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.

In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO, Director of Compliance, or designee and begin providing quarterly transactions for the account.

F.	Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements covering each transaction in a Reportable Security and holdings in such account.
G.	Prohibition on Self Pre-clearance. No Access Person shall pre-approve his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, Director of Compliance, or designee, a member of the senior management team will perform such actions as are required of the CCO, Director of Compliance, or designee by this Code.
9

5.	Code Notification and Access Person Certifications

The CCO, Director of Compliance, or designee shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall submit his or her acknowledgment certification to the CCO, Director of Compliance, or designee. Annual certifications will also be circulated after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO, Director of Compliance, or designee within a reasonable time period.

6.	Review of Required Code Reports
A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.
B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO, Director of Compliance, or designee. The CCO, Director of Compliance, or designee will investigate any such violation or potential violation and report violations the CCO, Director of Compliance, or designee determines to be “material” to members of senior management, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO, Director of Compliance, or designee in a manner he or she deems to be appropriate.
C.	The CCO, Director of Compliance, or designee will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.
D.	Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions may be paid to an appropriate charity determined by the CCO, Director of Compliance, or designee.
7.	Recordkeeping and Review

This Code, a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, Director of Compliance, or designee, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO or designee may choose to keep such records electronically.

8.	Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Brockenbrough to stringent penalties.

10

Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Brockenbrough may be sued by investors seeking to recover damages for insider trading violations.

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Brockenbrough, while in the possession of material, nonpublic information, nor may any personnel of Brockenbrough communicate material, nonpublic information to others in violation of the law.

9.	Whistleblower Policy

Brockenbrough's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting a report of the conduct to the CCO, Director of Compliance, or designee. The report may be delivered anonymously to the firm mailboxes or made directly. Reports of violations or suspected violations must be reported to the CCO, Director of Compliance, or designee. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Firm’s Policies and Procedures, including the Code of Ethics. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm shall take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable Brockenbrough to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is Brockenbrough’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to

11

retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO, Director of Compliance, or designee.